Exhibit (a)(1)(D)

SUPPLEMENT TO COMPANY NOTICE
To the Holders of
CHESAPEAKE ENERGY CORPORATION
2.75% Contingent Convertible Senior Notes due 2035
CUSIP 165167BW6
Reference is hereby made to the Company Notice dated October 1, 2015 (the “Company Notice”) issued by Chesapeake Energy Corporation (the “Company”) relating to the Company’s offer to purchase its 2.75% Contingent Convertible Senior Notes due 2035 (the “Notes”). The Company is hereby supplementing the Company Notice to (i) note that the Notes are listed on the New York Stock Exchange, but that no active trading market has developed for the Notes; and (ii) add the Company's Quarterly Report on Form 10-Q, dated November 4, 2015 (File No. 001-13726), which is incorporated by reference herein.

Dated: November 4, 2015	CHESAPEAKE ENERGY CORPORATION